Exhibit 1

MI Developments Inc.

455 Magna Drive
Aurora, Ontario L4G 7A9
Tel (905) 713-6322
Fax (905) 713-6332

MI DEVELOPMENTS ANNOUNCES FILING OF PLAN OF REORGANIZATION BY MAGNA ENTERTAINMENT

February 18, 2010, Aurora, Ontario, Canada — MI Developments Inc. (“MID”) (TSX: MIM.A, MIM.B; NYSE: MIM) today announced that Magna Entertainment Corp. (“MEC”) has filed a Plan of Reorganization, jointly proposed with MID and the Official Committee of Unsecured Creditors of MEC (the “Committee”), together with  a Disclosure Statement, with the U.S. Bankruptcy Court for the District of Delaware in connection with the bankruptcy proceedings of MEC under Chapter 11 of the U.S. Bankruptcy Code and the settlement of the action commenced on July 21, 2009 by the Committee against, among others, MID and MEC. The settlement in principle of the action was announced by MID on January 11, 2010.

The Plan is subject to the confirmation of the Bankruptcy Court.  MID, MEC and the Committee, among others, have entered into a Support Agreement pursuant to which, among other things, MID and the Committee agreed to support the Plan and MEC agreed to seek approval of the Disclosure Statement in the Bankruptcy Court on or prior to March 31, 2010 and obtain confirmation of the Plan by the Bankruptcy Court on or prior to April 30, 2010 (the “Confirmation Date”).  The Support Agreement may be terminated if, among other things, the Bankruptcy Court denies confirmation of the Plan.  Copies of the Plan, the Disclosure Statement and the Support Agreement will be available on SEDAR under MID’s profile at www.sedar.com.

With respect to the non-real estate related MEC assets that will be transferred to MID as contemplated by the Plan, MID intends to announce on or prior to the Confirmation Date certain forbearance terms or funding limitations or other restrictions to be approved by its Special Committee of the Board with respect to any future investments by MID in, or loans to be made by MID in respect of, such assets.

About MID

MID is a real estate operating company engaged primarily in the acquisition, development, construction, leasing, management and ownership of a predominantly industrial rental portfolio leased primarily to Magna International Inc. and its automotive operating units in North America and Europe. MID also acquires land that it intends to develop for mixed-use and residential projects. MID holds a majority equity interest in MEC, an owner and operator of horse racetracks, and a supplier, via simulcasting, of live horseracing content to the inter-track, off-track and account wagering markets.  MEC has filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

For further information about this press release, please contact Dennis Mills, MID’s Vice-Chairman and Chief Executive Officer, at 905-726-7614.

Forward-Looking Statements:  This press release may contain statements that, to the extent they are not recitations of historical fact, constitute “forward-looking statements” within the meaning of applicable securities legislation, including the United States Securities Act of 1933 and the United States Securities Exchange Act of 1934. Forward-looking statements may include, among others, statements relating to the MEC Chapter 11 Proceeding and MID’s participation therein and statements regarding MID’s future plans, goals, strategies, intentions, beliefs, estimates, costs, objectives, economic performance or expectations, or the assumptions underlying any of the foregoing. Words such as “may”, “would”, “could”, “will”, “likely”, “expect”, “anticipate”, “believe”, “intend”, “plan”, “forecast”, “project”, “estimate” and similar expressions are used to identify forward-looking statements. Forward-looking statements should not be read as guarantees of future events, performance or results and will not necessarily be accurate indications of whether or the times at or by which such future performance will be achieved. Undue reliance should not be placed on such statements. Forward-looking statements are based on information available at the time and/or management’s good faith assumptions and analyses made in light of our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances, and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond MID’s control, that could cause actual events or results to differ materially from such forward-looking statements. Important factors that could cause such differences include, but are not limited to, the risks and uncertainties inherent in the MEC Chapter 11 Proceeding, including the auction of MEC’s assets, that there is no certainty with regard to how long the MEC Chapter 11 Proceeding or the process for the marketing and sale of the debtors’ assets will take, whether the debtors’ restructuring plan will be successful, whether or at what prices the debtors’ assets will be sold, whether any offer by any third party or MID for the debtors’ assets will materialize or be successful, as to the outcome of litigation or regulatory proceedings, if any, related to the MEC Chapter 11 Proceeding or MID’s involvement therein (including as a result of any objections raised with the Bankruptcy Court), and the risks set forth in the “Risk Factors” section in MID’s Annual Information Form for 2008, filed on SEDAR at www.sedar.com and attached as Exhibit 1 to MID’s Annual Report on Form 40-F for the year ended December 31, 2008, which investors are strongly advised to review. The “Risk Factors” section also contains information about the material factors or assumptions underlying such forward-looking statements. Forward-looking statements speak only as of the date the statements were made and unless otherwise required by applicable securities laws, MID expressly disclaims any intention and undertakes no obligation to update or revise any forward-looking statements contained in this press release to reflect subsequent information, events or circumstances or otherwise.